Exhibit 99.1

     Digital Recorders, Inc. Announces First Quarter 2007 Results


    --  Loss Narrows as Expected Market Upturn Continues to
        Materialize

    --  Sixth Consecutive Quarter of Period-Over-Period Improvement

    DALLAS--(BUSINESS WIRE)--May 15, 2007--Digital Recorders, Inc. (NASDAQ: TBUS), a digital communications technology leader in the domestic and international public transportation and transit security markets, announced today it posted a net loss of 8 cents per share on $12.2 million in sales in the first quarter 2007, as compared to a net loss of 9 cents per share on $11.1 million in sales in the same period last year.

    "When comparing results of operations, first quarter 2007 marked the sixth consecutive quarter in which results improved over the same quarter of the previous year. Bottom line improvements yielded by the cost reduction actions taken recently to lower the Company's breakeven point had minimal impact on first quarter 2007 results. However, the impact of those improvements should be seen in second quarter 2007 and subsequent results. As has been suggested by our recent news releases, we continue to be encouraged by market trends and indications - particularly on both the domestic and international transit bus vehicle segments of our market," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    For the quarter ended March 31, 2007, sales increased by 9.5 percent to $12.2 million and the net loss to common shareholders was $846 thousand, or 8 cents per share. This compares to sales of $11.1 million and a net loss to common shareholders of $866 thousand, or 9 cents per share, for the same period last year. The amounts are after preferred stock dividends of $76 thousand in first quarter 2007 and preferred stock dividends and amortization of discount on preferred stock of $68 thousand and $49 thousand, respectively, in first quarter 2006.

    Weighted-average shares outstanding for the quarter ended March 31, 2007, were 10.2 million, as compared to 9.8 million a year ago. This 4.3 percent increase in weighted-average shares outstanding resulted primarily from: (1) the issuance of 225,000 shares to Laurus Master Fund, Ltd. in December 2006 in conjunction with amending the Company's credit agreement with Laurus, and (2) the conversion of all outstanding shares of Series I convertible preferred stock into 325,000 shares of common stock in February 2007.

    As of March 31, 2007, the Company had $2.1 million in working capital and $16.2 million in shareholders' equity. This compares to $4.1 million in working capital and $18.2 million in shareholders' equity as of March 31, 2006.

    On May 15, 2007, the Company filed with the Securities and
Exchange Commission (SEC) a Form 10-Q for the period ended March 31,
2007.

    OUTLOOK

    Second Quarter 2007

    "We presently expect second quarter 2007 to exceed the revenue level posted for the same period last year. Bottom line improvements yielded by the actions taken during first quarter 2007 to lower the Company's breakeven point should be evident in second quarter 2007 and subsequent results," Mr. Turney said.

    Fiscal Year 2007

    "Overall, we presently expect fiscal year 2007 revenue to exceed that of fiscal year 2006 in both our domestic and international enterprises. We also presently expect to have a profitable total outcome for fiscal year 2007," Mr. Turney said.

    SHAREHOLDERS' CONFERENCE CALL

    The Company's senior management will discuss first quarter 2007 results, as well as the second quarter 2007 outlook, during an investors' conference call on May 16, 2007, at 11 a.m. (Eastern). To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time: Domestic, (888) 868-9080; or International, (973) 935-8511. Telephone replay will be available through August 14, 2007, via the following telephone numbers: Domestic, (877) 519-4471 (Code No. 8805227); or
International, (973) 341-3080 (Code No. 8805227). To participate via webcast, go to http://www.viavid.net/detailpage.aspx?sid=00003F98. The webcast will be archived until August 14, 2007.

    U.S. TRANSIT MARKET

    "In its May 2007 edition, 'Security Management' magazine reported that U.S. transit security may now be on the fast track as 'legislators are looking into the feasibility and advisability of transit security standards.' In recent legislative news alerts, the American Public Transportation Association noted that both the U.S. House of Representatives and the Senate have proposed legislation that could increase funding to transit security at the $3 billion-plus level over three years. I am confident our legislators will come to the conclusion that formal transit security standards and greater funding must be deployed. We have the transit security products that can potentially be very important to our customers as they increase their focus on security and safety," Mr. Turney said.

    RECENT EVENTS

    Divestiture of Digital Audio Corporation

    On May 2, 2007, the Company filed with the SEC a Form 8-K regarding the April 30, 2007 divestiture of its Digital Audio
Corporation (DAC) subsidiary to Dolphin Direct Equity Partners, L.P., a private investment firm and an affiliate of Dolphin Offshore
Partners, L.P., for approximately $1.39 million. The Company used the sale proceeds primarily for the settlement of near-term debt obligations.

    "We see this divestiture as being the right move since the traditional DAC law enforcement market appears to be better served if DAC is a stand-alone business. Further, addressing DRI's anti-terrorism-related security market with DAC's audio-based technology has been difficult because collection and processing of audio communications is restricted or prohibited in many of DRI's served transit markets. This divestiture will enable the Company to:
(1) direct management's time and efforts toward more significant opportunities in our served markets, and (2) redeploy the invested capital. For a period of time, DRI will retain access to DAC's technology as it applies to our transit markets should acceptance of audio surveillance become more important to our work in the U.S. Homeland Security market," Mr. Turney said.

    Product Orders

    -- On April 3, 2007, the Company announced that its Digital Recorders division in Durham, N.C., received an order valued at approximately $350,000. Destined for Des Moines, Iowa, delivery of the order is expected to begin and to conclude in second quarter 2007.

    -- On May 1, 2007, the Company announced that its Digital Recorders division received an order valued at approximately $1.4 million. Destined for Lincoln, Neb., delivery of the order is expected to begin in fourth quarter 2007 and to conclude in second quarter 2008.

    -- On May 2, 2007, the Company announced that the Mobitec Brazil Ltda. joint venture of its Mobitec AB subsidiary in Sweden received an order valued in excess of $1 million USD. Destined for Columbia, delivery of the order is expected to begin in second quarter 2007 and to conclude in third quarter 2007.

    -- On May 8, 2007, the Company announced that its Mobitec AB subsidiary received an order valued at more than $900,000 USD. Destined for Tallinn, Estonia, delivery of the order is expected to begin in second quarter 2007 and to conclude in first quarter 2008.

    -- On May 10, 2007, the Company announced that the Mobitec GmbH business unit of its Mobitec AB subsidiary received an order exceeding $200,000 USD. Destined for Israel, delivery of the order is expected to begin and to conclude in second quarter 2007.

    MARK YOUR CALENDAR

    -- The DRI Annual Meeting of Shareholders will take place June 13, 2007, at the Hilton Raleigh-Durham Airport at Research Triangle Park, located at 4810 Old Page Road in Research Triangle Park, N.C. Registration and continental breakfast will begin at 9:30 a.m. (Eastern) and the business meeting will begin at 10 a.m. (Eastern). Shareholders of record at the close of business on April 25, 2007, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

    -- On or about August 14, 2007, the Company expects to: (1) file with the SEC a Form 10-Q for second quarter 2007; and (2) distribute additional comments, including income statement and balance sheet data, in a separate news release.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning future trends in the markets, both domestic and foreign, the magnitude and timing of an expected recovery in the industry, expected results from profit improvement initiatives, including, without limitation, our expectation that we will have a profitable total outcome for fiscal year 2007, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that we may incorrectly interpret current indicators as trends, the risk that we might incorrectly estimate the magnitude or timing of a recovery in the industry, if any, the risks that profit improvement initiatives may not prove beneficial or beneficial to the extent expected, the risk that recent results may not reflect positive future developments, the risk that we may not have a profitable total outcome for fiscal year 2007, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed on March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
         (In thousands, except shares and per share amounts)

                                             March 31,    December 31,
                                                2007          2006
                                             (Unaudited)
                                            ------------  ------------
                 ASSETS
Current Assets
 Cash and cash equivalents                 $      604        $    611
 Trade accounts receivable, net                 9,228          10,368
 Other receivables                                376             147
 Inventories                                    9,525           9,324
 Prepaids and other current assets                357             429
                                            ----------        --------
  Total current assets                         20,090          20,879
                                            ----------        --------

Property and equipment, net                     2,924           3,131
Goodwill                                       11,016          11,250
Intangible assets, net                          1,058           1,110
Deferred tax assets, net                          186             191
Other assets                                      657             797
                                            ----------        --------
  Total assets                             $   35,931        $ 37,358
                                            ==========        ========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Lines of credit                           $    7,235        $  7,608
 Notes payable, net                             1,596           1,584
 Current portion of long-term debt                254             254
 Current portion of foreign tax
  settlement                                      420             393
 Accounts payable                               5,278           5,620
 Accrued expenses                               3,178           2,935
 Preferred stock dividends payable                 22              23
                                            ----------        --------
  Total current liabilities                    17,983          18,417
                                            ----------        --------

Long-term debt and capital leases, long-
 term                                              35              42
                                            ----------        --------

Foreign tax settlement, long-term               1,122           1,087
                                            ----------        --------

Deferred tax liabilities                          366             383
                                            ----------        --------

Minority interest in consolidated
 subsidiary                                       209             234
                                            ----------        --------

Commitments and contingencies

Shareholders' Equity
 Series E Redeemable, Nonvoting, Convertible
  Preferred Stock, $.10 par value,
  liquidation preference of $5,000 per
  share; 500 shares authorized; 183 shares
  issued and outstanding at March 31, 2007,
  and December 31, 2006; redeemable at the
  discretion of the Company at any time.          495             495
 Series G Redeemable, Convertible Preferred
  Stock, $.10 par value, liquidation
  preference of $5,000 per share; 600 shares
  authorized; 386 and 379 shares issued and
  outstanding at March 31, 2007 and December
  31, 2006, respectively; redeemable at the
  discretion of the Company after five years
  from date of issuance.                        1,648           1,613
 Series H Redeemable, Convertible Preferred
  Stock, $.10 par value, liquidation
  preference of $5,000 per share; 600 shares
  authorized; 55 and 54 shares issued and
  outstanding at March 31, 2007, and
  December 31, 2006, respectively;
  redeemable at the discretion of the
  Company after five years from date of
  issuance.                                       227             222
 Series I Redeemable, Convertible Preferred
  Stock, $.10 par value, liquidation
  preference of $5,000 per share; 200 shares
  authorized; 0 and 104 shares issued and
  outstanding at March 31, 2007, and
  December 31, 2006, respectively;
  redeemable at the discretion of the
  Company after five years from date of
  issuance.                                         -             471
 Series AAA Redeemable, Nonvoting,
  Convertible Preferred Stock, $.10 par
  value, liquidation preference of $5,000
  per share; 20,000 shares authorized; 178
  shares issued and outstanding at March 31,
  2007 and December 31, 2006; redeemable at
  the discretion of the Company at any time.      890             890
 Common stock, $.10 par value, 25,000,000
  shares authorized; 10,387,055 and
  10,045,675 shares issued and outstanding
  at March 31, 2007 and December 31, 2006,
  respectively.                                 1,039           1,004
 Additional paid-in capital                    31,907          31,517
 Accumulated other comprehensive income -
  foreign currency translation                  3,194           3,397
 Accumulated deficit                          (23,184)        (22,414)
                                            ----------        --------
  Total shareholders' equity                   16,216          17,195
                                            ----------        --------
  Total liabilities and shareholders'
   equity                                  $   35,931        $ 37,358
                                            ==========        ========

               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006 (In thousands, except share and per share amounts)

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               -----------  ----------

Net sales                                     $    12,168  $   11,112
Cost of sales                                       8,521       7,669
                                               -----------  ----------
 Gross profit                                       3,647       3,443
                                               -----------  ----------

Operating expenses
 Selling, general and administrative                3,747       3,673
 Research and development                             332         258
                                               -----------  ----------
       Total operating expenses                     4,079       3,931
                                               -----------  ----------

 Operating loss                                      (432)       (488)
                                               -----------  ----------

Other income (loss)                                    11         (76)
Foreign currency gain (loss)                          (25)         26
Interest expense                                     (315)       (213)
                                               -----------  ----------
       Total other income and expense                (329)       (263)
                                               -----------  ----------

 Loss before income tax expense                      (761)       (751)

Income tax expense                                    (34)        (46)
                                               -----------  ----------

 Loss before minority interest in loss of
  consolidated subsidiary                            (795)       (797)

Minority interest in loss of consolidated
 subsidiary                                            25          48
                                               -----------  ----------

 Net loss                                            (770)       (749)

 Provision for preferred stock dividends              (76)        (68)
 Amortization for discount on preferred stock           -         (49)
                                               -----------  ----------

 Net loss applicable to common shareholders   $      (846) $     (866)
                                               ===========  ==========

Net loss per share applicable to common
 shareholders
       Basic and diluted                      $     (0.08) $    (0.09)
                                               ===========  ==========

Weighted average number of common shares and
 common share equivalent outstanding
       Basic and diluted                       10,173,578   9,751,290
                                               ===========  ==========


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com